Exhibit 99.1

Contact:	Mark A. Steinkrauss, Vice President, Corporate Relations (312) 592-5384 mark.steinkrauss@teldta.com Julie D. Mathews, Manager, Investor Relations (312) 592-5341 julie.mathews@teldta.com

FOR RELEASE: IMMEDIATE

TDS ANNOUNCES DISTRIBUTION OF SPECIAL COMMON SHARES

CHICAGO - May 13, 2005 - Telephone and Data Systems, Inc. [AMEX:TDS, TDS.S] announced that its stock dividend of Special Common Shares was paid today to shareholders of record on April 29, 2005.

Effective Monday, May 16, 2005, the TDS Common Shares will trade on an "ex-distribution" basis under the symbol "TDS." This means that the Common Shares should begin trading at a reduced price reflecting the effect of the stock dividend and without "due bills."

Between April 27 and May 13, 2005, the Common Shares had traded with due bills, which transferred the right to receive the stock dividend of Special Common Shares from sellers to buyers of the Common Shares during this period.

In addition, effective Monday, May 16, 2005, the TDS Special Common Shares will begin to trade "regular way" under the symbol "TDS.S." This means that Special Common Shares will trade separately from the Common Shares in the same way as the Common Shares are traded, with delivery of shares and cash settlement required on the third business day after the trade date.

The TDS Board of Directors approved in February a distribution of one Special Common Share, in the form of a stock dividend, for each outstanding Common Share and Series A Common Share of TDS. The distribution was subject to the approval of the Special Common Share Proposal by shareholders and certain other conditions. All of these conditions have been satisfied and the stock dividend became effective on May 13, 2005.

TDS, a FORTUNE 500 company, is a diversified telecommunications corporation founded in 1969. Through its strategic business units, U.S. Cellular and TDS Telecom, TDS operates primarily by providing wireless, local telephone and broadband services. TDS builds value for its shareholders by providing excellent communications services in growing, closely related segments of the telecommunications industry. As of March 31, 2005, the company employed 11,500 people and served 6.3 million customers/units in 36 states.

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